October 2008 Preliminary Terms No. 799 Registration Statement No. 333-131266 Dated October 20, 2008 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011
The Capital Protected Barrier Notes provide investors with the potential for a positive return linked to the price of gold with no downside risk to the initial investment on the notes.  At maturity, the notes will pay the $1,000 stated principal amount plus a supplemental redemption amount, if any, representing 100% of the appreciation in the price of gold, subject to the barrier feature described in the following sentence.  If on any day during the observation period the price of gold has increased above the barrier level of 150% of the initial price, the notes will pay the $1,000 stated principal amount plus a fixed supplemental redemption amount of $200 to $220 per note (for a total payment at maturity of $1,200 to $1,220, or 120% to 122% of the stated principal amount per note) regardless of whether the price of gold on the valuation date is greater than, equal to or less than the initial gold price.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (See “Commissions and Issue Price” below)
Pricing date:	October , 2008
Original issue date:	October , 2008 (5 business days after the pricing date)
Maturity date:	October 31, 2011
Principal protection:	100%
Interest:	None
Underlying commodity:	Gold
Payment at maturity:	$1,000 + supplemental redemption amount (which may be $0)
Supplemental redemption amount:	▪ If on each day during the observation period, the gold price is at or below the barrier level, $1,000 times gold performance times participation rate
▪  on any day during the observation period the gold price is above the barrier level,
$200 to $220 (to be determined on the pricing date)
In no event will the supplemental redemption amount be less than $0.

Observation period:
Each trading day on which there is no market disruption event with respect to gold, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Barrier level:	150% of the initial gold price
Participation rate:	100%
Maximum payment at maturity:	Due to the barrier feature, the effective maximum payment at maturity is $1,500 per note (150% of the stated principal amount).
Gold performance:	(final gold price – initial gold price) / initial gold price
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Initial gold price:	The gold price on the pricing date, subject to adjustment in the event of a market disruption event.
Final gold price:	The gold price on the valuation date
Valuation date:	October 24, 2011, subject to postponement for certain market disruption events
CUSIP:	617482CZ5
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$1,000	$20	$980
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB0607001

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Investment Overview

The Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011 (the “notes”) provide investors with a way to gain upside exposure to the price of gold, subject to the barrier feature described below, while providing for the return of 100% of principal at maturity.

If on each day during the observation period the gold price remains at or below the barrier level of 150% of the initial gold price, the notes will pay the $1,000 stated principal amount plus 100% of the appreciation in the gold price.  If the price of gold has depreciated or has not appreciated, you will only receive the $1,000 stated principal amount of the notes at maturity.

If on any day during the observation period the gold price increases above the barrier level, the notes will pay the $1,000 stated principal amount plus the barrier supplemental redemption amount of $200 to $220 (the actual barrier supplemental redemption amount to be determined on the pricing date), regardless of whether the final gold price is greater than, equal to or less than the initial gold price.

Maturity:	3 Years
Principal Protection:	100%
Periodic Interest Payments:	None
Barrier Level:	150% of the initial gold price
Participation Rate:	100%
Supplemental Redemption Amount:	If gold does not close above the barrier level on any day:

➢ 1:1 upside performance of gold subject to a maximum return of $500 (50%) per note

 If gold closes above the barrier level on any day:

➢ $200 to $220 (20% to 22% return) (to be determined on the pricing date) per note.

Gold Overview

The price of gold to which the return on the notes is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.

Information as of market close on October 15, 2008:

Bloomberg Ticker Symbol*:	GOLDLNPM
Current Price:	$847.00
52 Weeks Ago:	$758.85
52 Week High (on 3/17/2008):	$1,011.25
52 Week Low (on 9/11/2008):	$740.75

* The definitive gold price on any day will be as published by the London Gold Market. If the price displayed on Bloomberg differs from such published price, the price published by the London Gold Market will prevail.

Daily Afternoon Fixing Prices of Gold January 1, 2003 to October 15, 2008

October 2008	Page 2

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities, including gold, or those concerned about the risks associated with investing directly in commodities can use the notes to gain 1:1 capped upside exposure to the price performance of gold, subject to the barrier feature, while protecting 100% of their principal at maturity.

Access	¡ Exposure to gold ¡ Portfolio diversification from traditional fixed income / equity investments
Principal Protection	¡ 100% principal protection at maturity regardless of the price performance of gold
Best Case Scenario
¡     The gold price remains at or below the barrier level on each day during the observation period and the gold price on the valuation date is 150% of the initial gold price.  At maturity, each note redeems for the $1,000 stated principal amount plus a supplemental redemption amount equal to $500 (resulting in the maximum payment at maturity of $1,500 per note).

Barrier Scenario
¡     The gold price increases above the barrier level on any day during the observation period and, at maturity, each note redeems for $1,000 plus the barrier supplemental redemption amount of $200 to $220 (the actual amount to be determined on the pricing date) regardless of the price of gold on the valuation date.
¡      In this scenario, investors will receive a 20% to 22% return (i) even if the final gold price has increased by more than 20% to 22% from the initial gold price and (ii) even if the final gold price is equal to or less than the initial gold price.

Worst Case Scenario
¡     The gold price remains at or below the barrier level on each day during the observation period and the gold price on the valuation date is equal to or less than the initial gold price.  In this scenario, the payment at maturity for each note will only be the $1,000 stated principal amount.

Summary of Selected Key Risks (see page 9)

¡	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with comparable maturity

¡	The notes may not pay more than the stated principal amount at maturity

¡	Your appreciation potential is limited by the barrier level

¡
If the gold price increases above the barrier level on any day during the observation period, the return on the note at maturity will be fixed and the market value of the notes will no longer be linked to the price of gold

¡	Morgan Stanley’s credit ratings and credit spreads may adversely affect the market value of the notes

¡	Market price of the notes may be influenced by many unpredictable factors

¡	The return on the notes is linked to a single commodity and the price of gold may change unpredictably and affect the value of the notes in unforeseeable ways

¡	There are risks relating to trading of commodities on the London Bullion Market Association

¡	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally

¡	The notes will not be listed and secondary trading may be limited

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests

¡	Hedging and trading activity by MS & Co. and other affiliates could potentially adversely affect the value of the notes

October 2008	Page 3

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on the increase, if any, in the price of gold, subject to the barrier feature.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2008	October , 2008 (5 business days after the pricing date)	October 31, 2011, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (See “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per note
Underlying commodity:	Gold
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (which may be $0)
Supplemental redemption amount:	▪ If on each day during the observation period, the gold price is at or below the barrier level, $1,000 times gold performance times participation rate

▪ If on any day during the observation period the gold price is above the barrier level,
$200 to $220 (to be determined on the pricing date)
In no event will the supplemental redemption amount be less than $0.

Observation period:
Each trading day on which there is no market disruption event with respect to gold, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Barrier level:	150% of the initial gold price
Participation rate:	100%
Maximum payment at maturity:	Due to the barrier feature, the effective maximum payment at maturity is $1,500 per note (150% of the stated principal amount).
Gold performance:	(final gold price – initial gold price) / initial gold price
Gold price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Initial gold price:	The gold price on the pricing date, subject to adjustment in the event of a market disruption event.
Final gold price:	The gold price on the valuation date
Valuation date:	October 24, 2011, subject to postponement for certain market disruption events
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

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Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482CZ5
Tax consideration:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on October 16, 2008, the “comparable yield” for the notes would be a rate of 7.3065% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be materially different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,240.5717 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$12.1775	$12.1775
January 1, 2009 through June 30, 2009	$36.9774	$49.1549
July 1, 2009 through December 31, 2009	$38.3283	$87.4832
January 1, 2010 through June 30, 2010	$39.7285	$127.2117
July 1, 2010 through December 31, 2010	$41.1799	$168.3916
January 1, 2011 through June 30, 2011	$42.6843	$211.0759
July 1, 2011 through the Maturity Date	$29.4958	$240.5717

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the gold price increases to or above the barrier level subsequent to the pricing date but prior to the original issue date, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  In this event, the notes will be treated as debt instruments issued with original issue discount in an amount equal to the excess of the payment at maturity over the issue price of each note.  A U.S. taxable investor will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of such investor’s method of accounting.  Gain or loss realized on the sale, exchange or at maturity of a note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year.  U.S. taxable investors should read the sections of the accompanying prospectus called “United States Federal Taxation—Tax Consequences to U.S. Holders—Discount Notes” for a discussion of the tax consequences that would apply were the gold price increases to or above the barrier level prior to the original issue date.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

October 2008	Page 5

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in futures and/or options contracts on gold and possibly in other instruments related to gold listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We and our affiliates may trade in gold during the term of the notes as part of our proprietary trading businesses.  We cannot give any assurance that our hedging or trading activity will not affect the final price of gold or whether the gold price increases above the barrier level on any day during the observation period, and, therefore, such hedging or trading activity could adversely affect the value of the notes and the amount of cash you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$1,000	$20.00	<$999K
$996.25	$16.25	$1MM-$2.999MM
$994.375	$14.375	$3MM-$4.999MM
$992.50	$12.50	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2008	Page 6

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Hypothetical Payouts on the Notes at Maturity

The table below illustrates the payment at maturity and return on the notes for a range of hypothetical percentage changes in the final gold price, depending on whether (a) the gold price remains at or below the barrier level on each day during the observation period or (b) the gold price increases above the barrier level on any day during the observation period. The following table is based on the hypothetical barrier supplemental redemption amount of $210.

Hypothetical Percentage Change in the Final Gold Price	If on each day during the observation period the gold price remains at or below the barrier level		If on any day during the observation period the gold price increases above the barrier level
	Payment at Maturity	Return on the Notes	Payment at Maturity	Return on the Notes
100%	N/A*		$1,210	21%
80%			$1,210	21%
60%			$1,210	21%
50%	$1,500	50%	$1,210	21%
45%	$1,450	45%	$1,210	21%
40%	$1,400	40%	$1,210	21%
30%	$1,300	30%	$1,210	21%
22%	$1,220	22%	$1,210	21%
21%	$1,210	21%	$1,210	21%
16%	$1,160	16%	$1,210	21%
12%	$1,120	12%	$1,210	21%
8%	$1,080	8%	$1,210	21%
4%	$1,040	4%	$1,210	21%
0%	$1,000	0%	$1,210	21%
–4%	$1,000	0%	$1,210	21%
–8%	$1,000	0%	$1,210	21%
–12%	$1,000	0%	$1,210	21%
–16%	$1,000	0%	$1,210	21%
–21%	$1,000	0%	$1,210	21%
–50%	$1,000	0%	$1,210	21%
–70%	$1,000	0%	$1,210	21%
–100%	$1,000	0%	$1,210	21%

* If the final gold price has increased by more than 50% from the initial gold price, the gold price will have increased above the barrier level during the observation period (the valuation date being the last day of the observation period) and the payment at maturity in these hypothetical examples will be $1,210, resulting in a 21% return on the investment.

October 2008	Page 7

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

Payment Example 1
The gold price remains at or below the barrier level on each day during the observation period and the final gold price is 8% above the initial gold price.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x 8% (gold performance) x 100% (participation rate)  = $80

Therefore, the total payment at maturity per note will be $1,080, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $80.

Payment Example 2
The gold price remains at or below the barrier level on each day during the observation period and the final gold price is 30% above the initial gold price.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x 30% (gold performance) x 100% (participation rate)  = $300

Therefore, the total payment at maturity per note will be $1,300, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $300.

Payment Example 3
The gold price remains at or below the barrier level on each day during the observation period to and including the day before the valuation date but on the valuation date increases to 151% of the initial gold price.  Because the gold price increased above the barrier level on the valuation date, which is the last day of the observation period, the barrier supplemental redemption amount of $210 will be paid despite a 51% increase in the price of gold on the valuation date. Therefore, the total payment at maturity per note will be $1,210.

Payment Example 4
The gold price increases above the barrier level on one or more days during the observation period but the final gold price decreases 50% below the initial gold price.  Because the gold price increased above the barrier level on one or more days during the observation period, the barrier supplemental redemption amount of $210 will be paid despite the significant decline in the price of gold on the valuation date and, the total payment at maturity per note will be $1,210.  This amount is greater than the payment at maturity in Example 6 below where the final gold price also decreases 50% below the initial gold price but the gold price remains at or below the barrier level on each day during the observation period.

Payment Example 5
The gold price increases above the barrier level on one or more days during the observation period and the final gold price is 45% above the initial gold price.  Because the gold price increased above the barrier level on one or more days during the observation period, the barrier supplemental redemption amount of $210 will be paid despite a 45% increase in the price of gold on the valuation date. Therefore, the total payment at maturity per note will be $1,210.

Payment Example 6
The gold price remains at or below the barrier level on each day during the observation period and the final gold price is 50% below the initial gold price.  As the gold performance is negative,  the supplemental redemption amount will be $0 and the total payment at maturity per note will be the $1,000 stated principal amount.

October 2008	Page 8

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in gold.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

¡
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  The supplemental redemption amount is variable and may equal zero.  Unless the gold price increases sufficiently over the term of the notes, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

¡
The notes may not pay more than the stated principal amount at maturity.  If on each day during the observation period the price of gold remains below the barrier level and the final gold price is equal to or less than the initial gold price, no supplemental redemption amount will be paid and you will receive only the stated principal amount of $1,000 for each note you hold at maturity.

¡
Your appreciation potential is limited.  If the price of gold has increased above the barrier level of 150% of the initial gold price on any day during the observation period, including on the valuation date, you will receive only the barrier supplemental redemption amount of $200 to $220 (to be determined on the pricing date).  As a result, the effective maximum supplemental redemption amount is $500.  See “Hypothetical Payouts on the Notes at Maturity” on page 7.

¡
If the gold price increases above the barrier level on any day during the observation period, the return on the note at maturity will be fixed and the market value of the notes will no longer be linked to the price of gold.  If on any day during the observation period the gold price increases above the barrier level, the payment at maturity will be the principal amount of each note plus the supplemental redemption amount of $200 to $220 and will not depend on the price of gold on the valuation date.  If the gold price increases above the barrier level on any day during the observation period and the final gold price is more than 20% to 22% greater than the initial gold price, the return on your investment would be less than the amount you would receive on an investment whose return is simply based on the percentage change in the final gold price.  If you try to sell your notes on the secondary market prior to maturity in this situation, you will likely receive the price for a note with a fixed return of 20% to 22% at maturity.

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Morgan Stanley’s credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

¡
Market price may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the gold price at any time including on the valuation date; whether the gold price has increased above the barrier level; the volatility (frequency and magnitude of changes in value) of gold; trends of supply and demand for gold; geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the market for gold and which may affect the final price of gold; interest and yield rates in the market; the time remaining until the notes mature; and any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity.

October 2008	Page 9

Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

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The return on the notes is linked to a single commodity and the price of gold may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities, such as gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters.  These factors may affect the price for gold and the value of your notes in varying and potentially inconsistent ways.

The price of gold to which the return on the notes is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

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There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices commodities trading on the LBMA.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity on the notes is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

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The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.  The return of your principal is guaranteed only if you hold the notes to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely

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Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011 to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MSCG will determine the initial gold price, final gold price and whether or not the gold price is above the barrier level on any day during the observation period.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the gold price in the event of a market disruption event, may affect the payout to you at maturity.

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The affiliates through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

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Hedging and trading activity by MS & Co. and other affiliates could potentially adversely affect the value of the notes.  MS & Co. and other affiliates of ours will carry out hedging activities related to the notes, including trading in futures contracts and/or options contracts on gold, and possibly in other instruments related to gold.  MS & Co. and some of our other subsidiaries also trade gold and other financial instruments related to gold on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially affect the gold price, whether the gold price increases above the barrier level on any day during the observation period and, accordingly, the amount of cash you will receive at maturity.

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Capital Protected Barrier Notes linked to the Price of Gold due October 31, 2011

Historical Information

The following table sets forth the published high and low daily fixing prices of gold, as well as end-of-quarter prices of gold for each quarter in the period from January 1, 2003 through October 15, 2008.  The price of gold on October 15, 2008 was $847.00.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The initial gold price and final gold price will be determined with reference to the afternoon fixing price of gold published by the London Gold Market on the pricing date and valuation date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices of gold should not be taken as an indication of future prices, and no assurance can be given as to the price of gold during the observation period or on the valuation date.

Gold (in U.S. dollars per troy ounce)	High	Low	Period End
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	905.00
Fourth Quarter (through October 15, 2008)	903.50	828.00	847.00

October 2008	Page 12